Exhibit 4.8

SUPPLEMENTAL INDENTURE NO. 1

THIS SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) is made as of May 15, 2008 (the “Execution Date”) between ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (formerly TXU Electric Delivery Company, formerly Oncor Electric Delivery Company) (the “Company”) and THE BANK OF NEW YORK, as Trustee (the “Trustee”) under the Indenture (for Unsecured Debt Securities) dated as of August 1, 2002 between the Company and the Trustee (said Indenture (for Unsecured Debt Securities), the “Indenture”). All capitalized terms used herein and not defined herein which are defined in the Indenture shall have the same meanings as used in the Indenture.

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have previously entered into the Indenture which provides for the issuance of Securities from time to time by the Company;

WHEREAS, the Securities issued under the Indenture are unsecured;

WHEREAS, the Company currently has outstanding $1,000,000,000 in aggregate principal amount of Securities;

WHEREAS, the Company has entered into that Indenture and Deed of Trust dated as of May 1, 2002 which provides for the issuance of Securities from time to time by the Company (the “May 2002 Indenture”);

WHEREAS, the Company has entered into that certain Revolving Credit Agreement dated as of October 10, 2007 among the Company, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, Fronting Bank and Swingline Lender, CitiBank, N.A., as Syndication Agent and Fronting Bank, JPMorgan Securities Inc., Credit Suisse Securities (USA), LLC, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers, Inc. and Morgan Stanley Senior Funding Inc., as Joint Lead Arrangers and Bookrunners and Credit Suisse, Goldman Sachs Credit Partners LP., Lehman Brothers Commercial Bank, Lehman Brothers Holdings Inc., Lehman Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents (as amended or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Company (i) desires to secure its Debt under the Credit Agreement and under the May 2002 Indenture pursuant to the Deed of Trust (as hereinafter defined) and in so doing will be deemed to issue Secured Debt (other than Permitted Secured Debt) as contemplated by subsections (b) and (c) of Section 707 of the Indenture, and (ii) may hereafter desire to issue additional Debt secured by the Deed of Trust and in so doing will be deemed at such time, on satisfaction of the conditions set forth in the Deed of Trust, to issue Secured Debt (other than Permitted Secured Debt) as contemplated by subsections (b) and (c) of Section 707 of the Indenture (all Debt referred to in clauses (i) and (ii), collectively, the “Additional Secured Debt”) on satisfaction of the condition under Subsection 707(b)(i) of the Indenture that provision be made that the Benefitted Securities shall be secured at least equally and ratably with the Additional Secured Debt;

WHEREAS, the Company has furnished to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 707(c), 102, and 1303 of the Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture and hereby requests the Trustee to execute and deliver this Supplemental Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of the Company and an indenture supplemental to the Indenture in accordance with its terms have been done and performed; and

WHEREAS, effective as of the date first written above, this Supplemental Indenture shall amend and supplement the Indenture as herein set forth.

AMENDMENT AND SUPPLEMENT:

NOW, THEREFORE, for the premises considered, the Company and the Trustee agree as follows:

1. Equal and Ratable Security. Pursuant to Section 707(b)(i) of the Indenture, the Company is making effective provisions whereby the Benefitted Securities shall be secured at least equally and ratably with the Additional Secured Debt pursuant to that Deed of Trust, Security Agreement and Fixture Filing of even date herewith, granted by the Company to The Bank of New York, as Collateral Agent for Secured Parties (as defined in the Deed of Trust) (the “Deed of Trust”).

2. Additional Event of Default. Pursuant to Section 1301(c) of the Indenture the following Event of Default is added to the Indenture as Section 901(f):

f) sale or transfer of all or any part of the Mortgaged Property in foreclosure (or deed in lieu of foreclosure) of a Lien created or existing as an encumbrance on the Mortgaged Property and securing the Benefitted Securities and other Secured Debt (other than Permitted Secured Debt).

3. Recording, Filing, Etc. So long as the Deed of Trust is in effect and encumbering property of the Company, the following provision is added as Section 708 of the Indenture:

SECTION 708. RECORDING, FILING, ETC.

The Company shall cause that Deed of Trust, Security Agreement and Fixture Filing dated May 15, 2008 and executed by the Company for the equal and ratable security of the Benefitted Securities (or notices, memoranda, or financing statement as may be recorded or filed to place third parties on notice thereof (collectively, the “Deed_ of Trust”) to be promptly recorded and filed and re-recorded and re-filed in such manner and in such places, as may be required by law in order fully to preserve and protect the security of the Holders of the Securities and all rights of the Trustee, and shall furnish to the Trustee:

(a) promptly after the execution and delivery of the Deed of Trust or any amendment or supplement to the Deed of Trust, an Opinion of Counsel either stating that in the opinion of such counsel the Deed of Trust or any amendment or supplement to the Deed of Trust (or any other instrument, resolution, certificate, notice, memorandum or financing statement in connection therewith) has been properly recorded and filed, so as to make effective the Lien of the Deed of Trust intended to be created hereby or thereby, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to make such Lien effective. The Company shall be deemed to be in compliance with this subsection (a) if (i) the Opinion of Counsel herein required to be delivered to the Trustee shall state that the Deed of Trust or any amendment or supplement to the Deed of Trust (or any other instrument, resolution, certificate notice, memorandum or financing statement in connection therewith) has been received for record or filing in each jurisdiction in which it is required to be recorded or filed and that, in the opinion of such counsel (if such is the case), such receipt for record or filing makes effective the Lien intended to be created by the Deed of Trust or any amendment of or supplement to the Deed of Trust, and (ii) such opinion is delivered to the Trustee within such time, following any such amendment or supplement, as shall be practicable having due regard to the number and distance of the jurisdictions in which this Indenture or such supplemental indenture (or such other instrument, resolution, certificate, notice, memorandum or financing statement in connection therewith) is required to be recorded or filed; and

(b) on or before December 1 of each year, beginning December 1, 2008, an Opinion of Counsel stating either (i) that in the opinion of such counsel such action has been taken, since the date of the most recent Opinion of Counsel furnished pursuant to this subsection (b) or the first Opinion of Counsel furnished pursuant to subsection (a) of this Section, with respect to the recording, filing, re-recording, and re-filing of the Deed of Trust or any amendment or supplement to the Deed of Trust (or any other instrument, resolution, certificate, notice, memorandum or financing statement in connection therewith), as is necessary to maintain the effectiveness of the Lien of the Deed of Trust, and reciting such action, or (ii) that in the opinion of such counsel no such action is necessary to maintain the effectiveness of such Lien.

The Company shall execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as may be necessary or proper to carry out the purposes of this Indenture and to make subject to the Lien of the Deed of Trust any property hereafter acquired, made or constructed and intended to be subject to the Lien of the Deed of Trust, and to transfer to any new trustee or trustees or co-trustee or co-trustees, the estate, powers, instruments or funds held in trust hereunder.

4. Trustee. The Trustee makes no undertaking or representations in respect of, and shall not be responsible for or in respect of, the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company; provided that the Trustee does represent that it has all necessary corporate authority and capacity to act as Trustee in executing this Supplemental Indenture.

5. Full Force and Effect. Except as expressly amended and supplemented hereby, this Indenture shall continue in full force and effect in accordance with the provisions thereof and is in all respects hereby ratified and confirmed. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Sections 5-1401 of the New York General Obligations Law or any successor statute), except to the extent that the Trust Indenture Act shall be applicable and except to the extent that the laws of the State of Texas shall mandatorily govern.

6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

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In witness whereof the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY:		ONCOR ELECTRIC DELIVERY COMPANY, LLC,
a Delaware limited liability company

		By:	/s/ John M. Casey
John M. Casey, Treasurer

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

On this 13th day of May, 2008, before me, a notary public, the undersigned officer, personally appeared JOHN M. CASEY, who acknowledged himself to be the Treasurer of ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company, and that he, as such Assistant Treasurer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Assistant Treasurer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public in and for the State of Texas

TRUSTEE:		THE BANK OF NEW YORK, as Trustee

		By:	/s/ Remo J. Reale
Remo. J. Reale, Vice President

STATE OF NEW YORK	§
§
COUNTY OF NEW YORK	§

On this      day of May, 2008, before me, a notary public, the undersigned officer, personally appeared who acknowledged himself to be the Vice President of THE BANK OF NEW YORK, a New York banking corporation, and that he, as such Vice President, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Vice President.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public in and for the State of New York
My Commission

Expires:

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